Exhibit 99.1

TENNECO NAMES CHIEF FINANCIAL OFFICER

Lake Forest, IL, July 9, 2020 – Tenneco Inc. (NYSE: TEN) announced that its board of directors has appointed Matti Masanovich as chief financial officer, effective August 10, 2020. He will succeed interim CFO Ken Trammell.

Mr. Masanovich brings to Tenneco more than a quarter-century of global experience in roles with original equipment and aftermarket automotive companies including a history of driving turnaround initiatives for private equity sponsors and value creation for shareholders.

“I am pleased to welcome Matti to Tenneco and look forward to his business partnership and strong leadership of our global finance function in his role as CFO,” stated Brian Kesseler, Tenneco CEO. “Matti’s addition further strengthens the deep experience of our executive leadership team. His expertise in leading business and financial strategy, operations execution and capital allocation planning enhances our capabilities in delivering on our performance focus of margin expansion, cash generation and value creation for our shareholders.”

Before joining Tenneco, Masanovich was chief financial officer of Superior Industries International, Inc., a leading global supplier of light vehicle aluminum wheels for the original equipment and aftermarket. Prior to that, he was the senior vice president and chief financial officer at General Cable Corporation, a publicly listed global wire and cable solutions manufacturing company.

“I’m excited to join the team at this important point in the company’s history,” said Masanovich. “I’ve always admired Tenneco’s diverse growth opportunities and look forward to working with the management team to help the Company achieve its strategic objectives.”

Before joining General Cable Corporation, Masanovich served in various roles at IAC (International Automotive Components) as VP & controller, APTIV (formerly Delphi Automotive), an automotive technology company, including the global vice president of finance, Packard Electrical and Electronic Architecture Division in Shanghai, China. His other automotive supplier experience includes roles at EMCON Technologies, Dura Automotive, Collins and Aikman and Federal-Mogul.

“On behalf of the entire Tenneco team, I want to thank Ken Trammell, our outgoing interim CFO and longtime Tenneco executive team member, for his leadership and contributions over the years but especially during the current market challenges our company and industry are navigating,” added Kesseler. Trammell will remain with the company for a sufficient time period to help facilitate a smooth transition for Masanovich.

With effect on the date of his appointment, Tenneco granted Mr. Masanovich restricted stock units to replace certain compensation from his former employer that will be foregone, as well as to serve as a material inducement to his commencing employment with Tenneco in accordance with NYSE Listing Company Manual Rule 303A.08. Mr. Masanovich will receive 146,472 restricted stock units, which will vest 27% on August 10, 2021, 27% on August 10, 2022 and the remaining units on August 10, 2023.

Investor inquiries:

Linae Golla

847-482-5162

lgolla@tenneco.com

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Rich Kwas

248-849-1340

rich.kwas@tenneco.com

Media inquiries:

Bill Dawson

847-482-5807

bdawson@tenneco.com